AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is effective as of the 31st day of December, 2005, by and between HMS HOLDINGS CORP., a New York corporation (the “Company”), and WILLIAM C. LUCIA (the “Employee”).

WHEREAS, the Employee and the Company’s predecessor previously entered into an employment agreement dated as of January 1, 2003 (the “Original Agreement”); and

WHEREAS, the Employee and the Company desire to amend the Original Agreement on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the provisions and mutual covenants contained in this Agreement and for other good and valuable consideration, the Company and the Employee (the “Parties”) agree as follows:

Section 6(c) shall be deleted in its entirety and substituted with the following language: “Termination Pay: In the event that the Employee’s employment is terminated by the Company pursuant to clause 6(a)(iv) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of the rate per annum of his salary at the time of such termination for a period of 24 months from such termination, provided, however, that no such payments shall be required to be made if the Employee fails to comply with his obligations under Section 8 below. If the Employee shall be entitled to receive payments pursuant to the foregoing provisions of this Section 6(c), the Company shall continue to provide the Employee with the health insurance benefits provided to other employees of the Company (including employer contributions) from the date of such termination until the earlier to occur of (i) the last day of the Applicable Period and (ii) the date upon which the Employee becomes eligible for coverage under the health insurance plan of another employer.”

Except as modified hereby, the Original Agreement shall continue unmodified and in full force and effect and is hereby ratified and confirmed.

This Amendment may be executed by facsimile in counterparts which, taken together, shall constitute a single original instrument.

THE UNDERSIGNED have executed this Amendment effective as of the date first written above.

COMPANY:

HMS HOLDINGS CORP.

By: /s/ Robert M. Holster

Name:	Robert M. Holster
Title:	Chief Executive Officer

Employee:

/s/ William C. Lucia
William C. Lucia